Exhibit 99.1

                           MINDEN BANCORP, INC.
                       415 MAIN  * P. O. BOX 797
                      MINDEN, LOUISIANA 71058-0797

                 --------------------------------------
                         318-377-0523 TELEPHONE
                            318-377-0038 FAX




                         PRESS RELEASE
                         -------------

Release Date:                      For Further Information:
-------------                      ------------------------
November 7, 2002                   A. David Evans, President / CEO
                                   318-377-0523
                                   E-mail-mbldavid@shreve.net

                                        Or

                                   Becky T. Harrell, Treasurer / CFO
                                   318-377-0523
                                   E-mail-mblbecky@shreve.net


MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF FISCAL 2002,
                   ITS FIRST QUARTER AS A PUBLIC COMPANY

MINDEN, LA.-November 7, 2002-Minden Bancorp, Inc. (NASDAQ BULLETIN BD:MDNB) today reported net income for the quarter ended September 30, 2002 of $245,000 or $.17 per share, as compared to net income of $148,000 for the quarter ended September 30, 2001. The $97,000 or 65.5 % increase was primarily due to a $264,000 or 55.7 % increase in net interest income to $738,000 for the three months ended September 30, 2002. The increase reflects the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by the net proceeds of the conversion which was completed on July 2, 2002. For the nine months ended September 30, 2002, net income increased by $262,000 or 68.6 % to $644,000 or $.46 per share as compared to the same period in 2001.

At September 30, 2002, Minden Bancorp, Inc. had total assets of $76.0 million, a 24.2 % increase from total assets of $61.2 million at December 31, 2001. The growth primarily reflected the increase in both the loan and the investment securities portfolios. Such growth was funded by increased deposits as well as the proceeds of the conversion. At September 30, 2002, stockholders' equity amounted to $17.4 million or $12.40 per share compared to $11.3 million at December 31, 2001.

There is no per share data for the 2001 periods because the conversion to stock form did not occur until 2002.



                                                                             2

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan. The bank is a 92 year old Louisiana-chartered, FDIC-insured thrift serving Minden and Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


















                            MINDEN BANCORP, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands except per share data)


                                      Three Months Ended    Nine Months Ended
                                        September 30,         September 30,
                                     -------------------   -------------------
                                       2002       2001       2002       2001
                                     --------   --------   --------   --------
Interest income                        $1,173       $966     $3,286     $2,802
Interest expense                          435        492      1,302      1,461
                                     --------   --------   --------   --------
Net interest income                       738        474      1,984      1,341
Provision for loan losses                 -          -          -          -
Other operating income                     49         47        131        123
Other operating expenses                  412        323      1,191        934
                                     --------   --------   --------   --------
Income before income taxes                375        198        924        530
Income tax expense                        130         50        280        148
                                     --------   --------   --------   --------
Net income                             $  245     $  148     $  644     $  382
                                     ========   ========   ========   ========

Basic earnings per share               $ 0.17     NA (1)     $ 0.46     NA (1)
                                     ========   ========   ========   ========

(1) The conversion was not completed until July 2, 2002. Accordingly, per share data for the 2001 periods is not applicable.


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                        SELECTED FINANCIAL DATA
                            (In thousands)

                                       Sept. 30,     Dec. 31,
                                       ----------------------
                                          2002        2001
                                       ----------  ----------
Total assets                              $76,063     $61,233
Cash and cash equivalents                   1,552       1,842
Investment securities                      19,107      11,287
Loans receivable - net                     50,048      41,188
Deposits                                   52,583      46,070
Total borrowings                            5,000       3,000
Total stockholders' equity                 17,413      11,297